UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 8, 2013

Warren Resources, Inc.

(Exact Name of Registrant
as Specified in Charter)

Maryland	0-33275	11-3024080
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor

New York, New York 10036

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (212) 697-9660

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in a press release issued by Warren Resources, Inc. (the “Company”) on July 8, 2013,  on and effective July 8, 2013  the Board of Directors of the Company appointed  Timothy A. Larkin to the position of Executive Vice President-Mergers and Acquisitions and Stewart P. Skelly to Vice President and Chief Financial Officer.

Prior to his appointment to the position of Executive Vice President-Mergers and Acquisitions on July 8, 2013, Mr. Larkin, 50, had served as the Company’s Chief Financial Officer since 1995 and was appointed as an Executive Vice President in March 2004.  From January 1995 to March 2004, he was the Company’s Senior Vice President and Chief Financial Officer. From 1991 to 1994, he served as Accounting Manager of Palmeri Fund Administrators, Inc., a consulting company providing accounting and investment advisory support to publicly reporting investment funds primarily sponsored by Merrill Lynch and Oppenheimer & Co. Inc. From 1985 to 1991, he was employed in the audit department of Deloitte & Touche, LLP, an international public accounting firm, attaining the level of Audit Manager. Mr. Larkin received his Bachelor of Science degree in Accounting from Villanova University in 1985.  As reported on the Current Report on Form 8-K filed on January 22, 2014, Mr. Larkin departed from the Company on January 21, 2014.

Prior to his appointment to the position of Vice President and Chief Financial Officer on July 8, 2013, Mr. Skelly, 38, had served as the Company’s Corporate Controller since 2002 and was appointed as a Vice President in March 2004. From 2000 to 2002, he served as the company’s Assistant Controller.  From 1997 to 2000, Mr. Skelly was employed by News Corp., a global media company, attaining the level of Accounting Manager. From 1992 to 1997, Mr. Skelly was employed by Kearney McArdle, a public accounting firm in Ireland, attaining the level of Audit Senior. Mr. Skelly is a graduate of Griffith College Dublin and is a Chartered Certified Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 26, 2014

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ Saema Somalya
Saema Somalya,
Senior Vice President,
General Counsel & Secretary